Agreement No.: GEE23-006

Certain identified information marked with "[***]" has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

ASSET TRANSFER AGREEMENT

dated 8th of December 2023

Polestar Automotive China Distribution Co. Ltd.

and

Chengdu Jisu New Energy Vehicle Co., Ltd.

Regarding Unique Type Bound Tooling and Equipment and Unique Vendor Tooling for Polestar 3 Vehicles

Agreement No.: GEE23-006

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	SALE AND PURCHASE	3
3.	PURCHASE PRICE AND PAYMENT TERMS	3
4.	CONDITIONS	4
5.	RELATED ARRANGEMENT REGARDING TRANSFERRED ASSETS	5
6.	WARRANTIES AND UNDERTAKINGS	6
7.	LIMITATION OF LIABILITY	7
8.	CHANGES AND MODIFICATIONS	8
9.	CONFIDENTIALITY	8
10.	TERM AND TERMINATION	9
11.	MISCELLANEOUS	10
12.	GOVERNING LAW	12
13.	DISPUTE RESOLUTION	12

LIST OF APPENDICES

A. List of Unique Type Bound Tooling and Equipment and Unique Vendor Tooling for Polestar 3 Vehicles

B. Form of Tooling and Equipment User Right Agreement

Agreement No.: GEE23-006 1(16)

This **ASSET TRANSFER AGREEMENT** is made between:

(1) **Polestar Automotive China Distribution Co. Ltd.**, Reg. No. 91510112MA6D05KT88, a limited liability company incorporated under the laws of People's Republic of China ("**Polestar**"); and

(2) **Chengdu Jisu New Energy Vehicle Co., Ltd.**, Reg. No. 91510112MA7FJ70M66, a limited liability company incorporated under the laws of People's Republic of China ("**Geely**").

Each of the Polestar and Geely is hereinafter referred to as a "**Party**" and, jointly, as the "**Parties**".

BACKGROUND

A. Polestar is or will be the legal and beneficial owner of the Transferred Assets (as defined in this Agreement) and is entitled to sell, or is otherwise able to procure the sale of, the Transferred Assets.

B. Polestar has agreed to sell, and Geely has agreed to purchase, the Transferred Assets on the terms and conditions set out in this Agreement.

C. In the light of the foregoing, the Parties have entered into this Agreement.

1. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. Capitalised terms in this Agreement are defined in the way described below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and *vice versa*.

"**Affiliate**" means (i) for Polestar, any other legal entity that, directly or indirectly, is controlled by Polestar Automotive Holding UK PLC, however excluding Geely and its Affiliates for the purpose of this Agreement and (ii) for Geely, any legal entity that, directly or indirectly, is controlled or is under common control by Zhejiang Geely Holding Group Co., Ltd, however excluding Polestar and its Affiliates for the purpose of this Agreement, "control" for this purpose means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. The Parties, however, agree to renegotiate this definition of "Affiliates" in good faith if it in the future does not reflect the Parties' intention at the time of signing this Agreement due to a restructuring or reorganization in relation to either of the Parties.

"**Agreement**" means this Asset Transfer Agreement including the Appendices as amended and agreed from time to time.

"**Appendix**" means all appendices to this Agreement.

"**Business Day**" means a day (other than a Saturday, Sunday or public holiday) on which banks in the PRC are generally open for business.

"**CIETAC**" shall have the meaning ascribed to it in Section 13.2.1.

Agreement No.: GEE23-006 2(16)

"**Conditions**" shall have the meaning ascribed to it in Section 4.

"**Confidential Information**" means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Agreement, information relating to intellectual property rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any such specifications), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive or confidential nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement, whether the information is marked "Confidential" or not.

"**Disclosing Party**" means the Party disclosing Confidential Information to the Receiving Party.

"**Encumbrance**" means any claim, pledge, mortgage, security, lien, charge, option, equity, power of sale, restrictive covenant, hypothecation, easement or other Third Party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind or any other restriction having similar effect.

"**Force Majeure Event**" shall have the meaning ascribed to it in Section 11.1.1.

"**Polestar 3 Lifetime**" means the lifetime of the Polestar 3 Vehicle (including the related spare parts and/or components thereof) from the date on which the production of the Polestar 3 Vehicle starts until the end of production, [***]after the start of production, unless otherwise agreed between Polestar and the Volvo Plant.

"**Polestar 3 Vehicle**" means a Polestar branded car with the internal project name[***].

"**PRC**" means the People's Republic of China (for the purpose of the Agreement, excluding Hong Kong Special Administrative District, Macau Special Administrative District and Taiwan).

"**Purchase Price**" shall have the meaning ascribed to it in Section 3.1.1.

"**Receiving Party**" means the Party receiving Confidential Information from the Disclosing Party.

"**Third Party**" means a party other than any of the Parties to this Agreement.

"**Tooling User Right Agreement**" shall have the meaning ascribed to it in Section 5.2.

"**Transferred Assets**" means the Unique Type Bound Tooling and Equipment, and the Unique Vendor Tooling, collectively.

"Unique Type Bound Tooling and Equipment" means tooling and equipment owned by or to be owned by Polestar that are currently stored at the premises of Volvo Plant specifically used for the Polestar 3 Vehicle manufacturing process with a unique nature to Polestar and its Affiliates as listed in Appendix A-1.

"**Unique Vendor Tooling**" means tooling owned or to be owned by Polestar that is used and stored at the premises of the Vendors but used for the production of the Polestar 3

Agreement No.: GEE23-006 3(16) Vehicle (and/or components therein) for Polestar and its Affiliates as listed in Appendix A- 2. “Vendors” means Third Party suppliers of the Transferred Assets to Polestar or its Affiliates. “Volvo Plant” means Volvo Car Corporation’s manufacturing site in Chengdu, Zhongjia Automotive Manufacturing Chengdu Co., Ltd. 2. SALE AND PURCHASE 2.1 Subject to the satisfaction of the Conditions set forth in Section 4 and upon other terms and conditions under this Agreement, Polestar shall sell and transfer, and Geely shall purchase and receive the Transferred Assets free and clear of any Encumbrance. 2.2 The ownership and title of the Transferred Assets of which Polestar has become and is the owner as of the date of payment of Purchase Price shall be automatically transferred from Polestar to Geely upon such payment. 2.3 For those Transferred Assets that are not owned by Polestar at the time of the payment of Purchase Price, Polestar shall transfer the ownership and title of such Transferred Assets immediately upon the transfer of the ownership and title of such Transferred Assets from Vendors to Polestar or Polestar otherwise becomes the owner of such Transferred Assets. Polestar shall inform Geely in writing of such transfer from Vendor or it becoming the owner of such Transferred Assets in a timely manner. And if any such assets cannot be transferred to Geely because of restriction of applicable law or for any other reason, the Parties shall discuss in good faith of e.g., a refund of the Purchase Price from such assets or other solution. 2.4 If the transfer from Polestar to Geely of any Transferred Assets is subject to filing with or approval of government authority pursuant applicable law, the Parties shall discuss in good faith to satisfy such requirement of filing and approval. 2.5 For the sake of clarity, the Transferred Assets shall continue to be stored at the same location as before the transfer of ownership from Polestar to Geely, and shall not be moved or relocated by Polestar, Geely or any other Third Parties until the end of Polestar 3 Lifetime unless the Parties agree otherwise. If any Vendor requires to relocate or move any Transferred Asset to other premises due to practical needs, such relocation shall be subject to approval by Polestar with costs and expenses born by Polestar, either directly or through Volvo Cars procurement management services, and Geely shall be duly notified thereof. 2.6 Polestar shall at its own cost directly or through the management services of Volvo Cars procurement, and with the Vendors’ assistance if necessary, re-label the Transferred Assets to reflect the ownership change to Geely, and Geely shall provide reasonable assistance and access for this re-labelling process. 3. PURCHASE PRICE AND PAYMENT TERMS 3.1 Purchase Price 3.1.1 The purchase price for the sale of the Transferred Assets by Polestar to Geely under this Agreement (the “Purchase Price”) shall be equal to [***]under Section 8.2 paid or to be paid by Polestar or its Affiliates to the Vendors plus VAT which equals to CNY[***]. Agreement No.: GEE23-006 4(16) 3.2 Payment Terms 3.2.1 Subject to the terms and conditions under this Agreement, the Purchase Price shall be paid by Geely to Polestar in CNY, by bank transfer and in accordance with the schedule under this Section 3.2 provided the conditions for such payment under this Agreement is all satisfied. 3.2.2 Polestar shall invoice Geely the aggregate amount of Purchase Price and with bank account information within five (5) Business Days upon this Agreement takes effect. The invoice shall be accompanied with a specification of the Transferred Assets that will be transferred to Geely pursuant Section 2.2 and that are yet to be transferred pursuant to Section 2.3 as well as other supporting information, such as the underlying invoices from Vendors. For clarification, for the Transferred Assets that will be transferred to Geely pursuant to Section 2.3, the corresponding invoice and supporting information shall be provided at the time when Polestar has become the owner and further transfers such assets to Geely. 3.2.3 The invoice amount issued by Polestar pursuant to Section 3.2.2 shall be inclusive of VAT. Geely shall pay the Purchase Price within ten ([***]) Business Days upon its receipt of the invoice. 3.2.4 Payment made later than the due date under Section 3.2.3 will automatically be subject to interest for outstanding amount for each day it is not paid and the interest shall be based on an annual interest rate of [***]per annum. 4. CONDITIONS 4.1 The obligations of Geely to pay the Purchase Price shall be subject to the fulfilment (or waiver thereof by Geely in writing) of all the following conditions: 4.1.1 All of the representations and warranties made by Polestar in Section 6 shall, in all material aspects, be true, accurate, correct and complete as of the date of this Agreement and as of the actual payment date of any Purchase Price with the same force and effect as if made on and as of the actual payment date of any Purchase Price. 4.1.2 No material adverse change has occurred to the Transferred Asset, nor has any event occurred which, individually, or along with other events, has or would reasonably be expected to have a material adverse effect. 4.1.3 No governmental order has been issued or made which has the effect of making unlawful or otherwise prohibiting the asset transfer from taking place as contemplated in this Agreement. 4.1.4 Polestar shall have, in all material respects, performed and complied with all agreements, obligations and conditions that are required by this Agreement to be performed as of the date of this Agreement and on the date of the payment of Purchase Price. 4.1.5 The ownership and title of the relevant Transferred Assets has been or will be, as applicable, legally and completely transferred to Polestar, and Polestar shall provide Geely Agreement No.: GEE23-006 5(16) with the invoice or other sufficient documents proving that Polestar has legally and completely acquired the ownership and title of such Transferred Assets. 5. RELATED ARRANGEMENT REGARDING TRANSFERRED ASSETS 5.1 The Unique Vendor Tooling shall remain at the Vendors’ premises and the Unique Type Bound Tooling and Equipment shall remain at Volvo Plant, prior to and after the completion of the contemplated transactions under this Agreement, unless otherwise agreed by the Parties. 5.2 Geely shall immediately after the date of this Agreement enter into a tooling and equipment user right agreement with Polestar (or its designated Affiliate) and the Volvo Plant (“Tooling User Right Agreement”) on substantially the same terms and conditions as in the form attached to this Agreement in Appendix B to grant the Volvo Plant the right to use the Transferred Assets solely for the manufacturing of the Polestar 3 Vehicles. 5.3 Geely hereby acknowledges that for Transferred Assets under Section 2.3, Polestar shall purchase such Transferred Assets and that Polestar shall fulfil its contractual and legal obligations towards the Vendors in a timely and proper manner. Polestar or its Affiliates shall use its commercially reasonable effects to decide and implement the whole process and details regarding the purchase of the aforementioned Transferred Assets from the Vendors, including without limitation, verification and approval of the quality thereof, and fulfil any other contractual or legal obligations in a timely and proper manner. 5.4 The Transferred Assets may not be relocated or moved without Polestar’s prior written consent. Geely has no responsibility for the premises on which the Transferred Asset is located and how such the Transferred Asset would be used, except for those Transferred Assets located on Geely’s premises (if any) for which Geely shall be responsible pursuant to applicable laws and regulations and separately agreements with Polestar. Following the transfer of ownership of the Transferred Assets to Geely, Geely shall, unless otherwise agreed between the Parties: (a) take all reasonable steps and endeavours to ensure Polestar’s access or right to continue to utilize the Transferred Assets according to the Tooling User Right Agreement; (b) not cause for any other usage of the Transferred Assets other than for the purpose of this Agreement and the Tooling User Right Agreement; (a) subject to Sections 5.5 and 5.6 below, remain the owner of the Transferred Assets, except that Geely shall be entitled to transfer the Transferred Assets to Geely’s Affiliate provided Geely shall procure such Affiliate to fully comply with this Agreement and the Tooling User Right Agreement as if it were a Party thereto, and will enter into necessary documents to effect such transfers as reasonably required by Polestar. 5.5 During and at the end of the Polestar 3 Lifetime, Polestar has the right to, by itself or through any of its Affiliates, purchase back the Transferred Assets (or a part thereof)[***]. Upon Polestar provides written notice of its intention to purchase back the Transferred Assets, the Parties shall start to cooperate and discuss in good faith an agreement for such transfer-back. 5.6 If Polestar decides not to purchase back the Transferred Assets according to Section 5.5, Polestar shall inform Geely in a timely manner before the end of Polestar 3 Lifetime. The Agreement No.: GEE23-006 6(16) Parties shall discuss in good faith on the further utilization or disposal of the Transferred Assets and the cost thereof in the best mutual benefits of the Parties. 5.7 Polestar has the right to perform regular audits at its own cost, at intervals of no less than once per year, to ensure the proper location and condition of the Transferred Assets as well as to examine the relevant documents for verifying the book value of the Transferred Assets. Geely shall provide all reasonable assistance and access to facilitate such audits. 5.8 The Parties shall on a quarterly basis jointly review Appendix A-1, Appendix A-2 and the changes and modifications under Section 8, together with the actual set of Transferred Assets procured from the Vendors for the Polestar 3 Vehicle and discuss in good faith if any amendment to this Agreement is necessary including but not limited to in a situation where the amount of Purchase Price is inconsistent with the actual amount invoiced. 6. WARRANTIES AND UNDERTAKINGS 6.1 Each Party warrants and represents to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Agreement is a legal and binding obligation of it, enforceable against it in accordance with the terms and conditions hereunder. 6.2 Geely agrees not to claim against Polestar in connection with quality or non-compliance issue of the Transferred Assets, provided that Polestar undertakes that Polestar shall i) be responsible to, or procure Volvo Plant to, make claim against Vendors including taking the lead in negotiating with Vendors for settlement and acting as plaintiff in dispute resolution process with the Vendors should any actual or potential disputes (including quality and non-compliance) occur, ii) be responsible for the management and maintenance of the Transferred Assets, and iii) indemnify loss and damage, if any, suffered by Geely that is caused by such quality or non-compliance issue including but not limited to claim by Volvo Plant or end customers of Polestar 3 Vehicle or other vehicles on which the Transferred Assets is used. Polestar further warrants and undertakes that: (a) the Transferred Assets shall comply in all respects with the specification or requirements between Polestar (or its Affiliates) and Volvo Plant in all relevant documents. In case of non-compliance of the foregoing specification or requirement, or any defect of the Transferred Assets, Polestar shall claim against Vendors in accordance with agreed processes with Vendors and/or the Volvo Plant (b) the Transferred Assets are free and clear of Encumbrance at the time of transfer of ownership and title to Geely. In case the claims by a Third Party alleging third party right regarding any of the Transferred Assets, Polestar shall indemnify Geely or its Affiliates for all damage and losses suffered by Geely or its Affiliates;

Agreement No.: GEE23-006 7(16) (c) the Transferred Assets do not infringe any third parties’ intellectual property rights. In case the claims by a Third Party alleging that any of the Transferred Assets infringes any intellectual property right of a Third Party, Polestar shall indemnify Geely or its Affiliates for all damage and losses suffered by Geely or its Affiliates; (d) in addition to and without prejudice of Sections 6.2 (a), (b) and (c) above, the Transferred Assets and the sale thereof to Geely as contemplated under this Agreement will not result in any loss of or claim against Geely or its Affiliates due to Polestar’s breach of contract or violation of law. Polestar shall indemnify Geely and its Affiliates against all damage and loss arising out of or relating to the Transferred Assets and the sale thereof suffered by Geely or its Affiliates due to Polestar’s breach of contract or violation of law, unless such damage or loss is solely attributable to Geely or its Affiliates; (e) in the event of termination of the Tooling User Right Agreement, Polestar shall purchase back specific Transferred Assets from Geely at a value corresponding to the portion of the Purchase Price paid by Geely to Polestar under this Agreement that has not been fully reimbursed by the aggregate amount of the Fee (as defined under the Tooling User Right Agreement) under the Tooling User Right Agreement. The Parties shall discuss in good faith to reach a written agreement in this respect at the time of the purchase-back. (f) Polestar shall i) be responsible for any inconsistency between this Agreement and the Tooling User Right Agreement that negatively affects Geely’s rights and obligations, and indemnify any loss and damage suffered by Geely because of such inconsistency, ii) duly and fully perform the obligations of Geely under the Tooling User Right Agreement which exceed or deviate from what Geely has explicitly agreed to under this Agreement, except the obligation of Geely to issue invoice thereunder; iii) not agree, and procure the User and Vendors as defined under the Tooling User Right Agreement not to agree, with any person on any matter in any form (whether in the governance and escalation process under the Tooling User Right Agreement or not) on behalf of Geely without the prior written consent of Geely (for the avoidance of doubt, Geely shall not be deemed as having given such consent by its execution of the Tooling User Right Agreement) . 7. LIMITATION OF LIABILITY 7.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement. 7.2 Unless otherwise stated in this Agreement, each Party’s aggregate liability for any direct damage arising out of or in connection with this Agreement shall be limited to [***]of the Purchase Price under this Agreement. 7.3 Notwithstanding the foregoing Sections 7.1 and 7.2, the limitations of liability set out in this Section 7 shall not apply in respect of; (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence, (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 8 below, or Agreement No.: GEE23-006 8(16) (d) damage related to material breach of any representation and undertaking provided under Section 6.2 other than Section 6.2 (f) iii). (e) any damage related to breach of Section 6.2 (f) iii). 8. CHANGES AND MODIFICATIONS 8.1 Throughout the whole Polestar 3 Lifetime, Polestar has the right to conduct changes to or modifications of the Transferred Assets. If Polestar elects to do so, Polestar shall inform Geely of the contemplated changes or modifications by prior written notice which Geely may not refuse to accept unless there is a contractual or legal ground. Polestar shall be responsible for the change management process of such changes or modifications including but not limited to ordering relevant services and products, and Polestar shall bear any cost and expenses related to such changes and modifications. The ownership of Transferred Assets so changed or modified shall belong to Geely upon Transfer pursuant to Section 2 whilst any intellectual property rights arising from such changes or modification shall belong to Polestar. The change management process and responsibilities thereof shall be separately agreed upon by Polestar or its Affiliates and the Volvo Plant. 8.2 The changes and modifications of the Transferred Assets will be ordered by Polestar from Vendors with an estimated total value of[***], excluding VAT, which is a part of the total Purchase Price. Should the actual value of such changes and modifications exceed[***], the Parties shall engage in good faith discussions with how the exceeding amount should be dealt with, e.g, Polestar purchases back part of such changes and modifications corresponding to the exceeding amount if such part has been transferred to Geely pursuant to Section 2. Should there be a deficit between the actual value of such changes and modifications and [***], the Parties shall agree in good faith on how Polestar shall pay back the deficit to Geely. 8.3 Polestar may also at any time during the lifetime of the Polestar 3 Vehicle use the Transferred Assets, at its own discretion, for other Polestar branded vehicles, and Geely shall be duly notified thereof. 8.4 Any issues or disagreement arising out of Section 8.1 shall be handled in accordance with Section 13 below. 9. CONFIDENTIALITY 9.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 9.2 All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 9.2 below apply, or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties for the purpose of this Agreement. This provision will not apply to Confidential Information which the Receiving Party can demonstrate: (a) was in the public domain other than by breach of this undertaking, or by breach of another confidentiality undertaking at the time such information is disclosed by the Disclosing Party; Agreement No.: GEE23-006 9(16) (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is lawfully obtained from a Third Party who is free to divulge the same provided such Third Party is not under any obligation to keep such information confidential; (d) is required to be disclosed by applicable mandatory law, court order, lawful government action or applicable stock exchange regulations; or (e) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 9.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 9. 9.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential” does not disqualify the disclosed information from being classified as Confidential Information. 9.5 If any Party violates any of its obligations described in this Section 9, the violating Party shall, upon notification from the other Party, immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered pursuant to Section 7. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 9.6 This Section 9 shall survive the expiration or termination of this Agreement without limitation in time. 10. TERM AND TERMINATION 10.1 This Agreement shall become effective when signed by duly authorised signatories of each Party and shall remain in force until fully performed or terminated in accordance with what is set out below in this Section 10. 10.2 This Agreement may be terminated, in whole or in part (including for the avoidance of doubt any of its Appendices), with immediate effect: (a) by either Party if the other Party is in material breach of any of its obligations under this Agreement and such breach (if remediable) is not remedied within thirty (30) days of written notice thereof; or Agreement No.: GEE23-006 10(16) (b) by either Party if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. 11. MISCELLANEOUS 11.1 Force majeure 11.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including pandemic, strikes (whether involving its own workforce or a Third Party's), failure of general energy sources delivering energy to the plant, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by one of the foregoing events. 11.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 11.2 Notices 11.2.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, facsimile, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery; (b) if sent by facsimile or email transmission, at the time and on the date indicated on a confirmation of successful transmission page relating to such facsimile transmission or at the time and date indicated on a response confirming such successful email transmission; (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party

Agreement No.: GEE23-006 11(16) by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. 11.2.2 All such notices, demands, requests and other communications shall be sent to following addresses: To Polestar: Polestar Automotive China Distribution Co. Ltd. Attention: [***] Email: [***] With a copy not constituting notice to: Polestar Automotive China Distribution Co. Ltd Attention: [***] Email: [***] To Geely: Chengdu Jisu New Energy Vehicle Co., Ltd. Attention: [***] Address: 1760’s Jiangling Rd, Binjiang District, Hangzhou, Zhejiang, China. Email: [***] 11.3 Assignment Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent. 11.4 Waiver Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 11.5 Severability In the event that any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Service shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended. 11.6 Entire Agreement All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement. 11.7 Amendments Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid. Agreement No.: GEE23-006 12(16) 11.8 Cost Both Parties shall be responsible for its own respective costs and expenses involved in its efforts to negotiate, conclude and fulfill this Agreement and its amendment (if any). 11.9 Survival If this Agreement is terminated or expires pursuant to Section 10 above, Section 9 (Confidentiality), Section 12 (Governing Law), Section 13 (Dispute resolution) as well as this Section 11.9, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. 11.10 Counterparts The Parties may execute this Agreement in counterparts, including electronic copies, which taken together shall constitute one and the same instrument. 12. GOVERNING LAW 12.1 This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of People’s Republic of China without giving regard to its conflict of laws principles. 13. DISPUTE RESOLUTION 13.1 Escalation In case of any dispute arising from or in relation to this Agreement, the Parties shall first discuss in good faith to resolve such dispute within thirty (30) Business Days upon a Party notify the other Party in writing of such dispute. If such dispute is not resolved within the foregoing period of thirty (30) Business Days discussion, such dispute shall be immediately escalated by each Party to its legal counsel and the legal counsels of the Parties shall together decide how such dispute should be resolved within thirty (30) Business Days upon such disputes being escalated to them. If the Parties still do not reach an agreement on how such dispute should be resolved, the dispute shall be escalated to the CEO of each Party. Should the dispute not have been resolved by the Parties’ CEOs within thirty (30) Business Days counting from when the dispute was referred to them, despite using reasonable endeavours to do so, either Party may submit the dispute for arbitration pursuant to Section 13.2. 13.2 Arbitration 13.2.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be submitted to the China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three (3) arbitrators. The arbitral award shall be final and binding upon both parties. 13.2.2 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. [Signature Pages Follow] Agreement No.: GEE23-006 13(16) IN WITNESS WHEREOF, this Agreement has been signed in four (4) originals, of which each Party shall hold two (2) originals. POLESTAR AUTOMOTIVE CHINA DISTRIBUTION CO. LTD. (COMPANY CHOP) Ellie Wu ________________________ Printed name: Title: General Manager CHENGDU JISU NEW ENERGY VEHICLE CO., LTD. (COMPANY CHOP) _______Quan Zhang_________________ Printed name: Title: Legal representative Agreement No.: GEE23-006 14(16) APPENDIX A LIST OF UNIQUE TYPE BOUND TOOLING AND EQUIPMENT AND UNIQUE VENDOR TOOLING APPENDIX A-1 UNIQUE TYPE BOUND TOOLING AND EQUIPMENT [***]

Agreement No.: GEE23-006 15(16) APPENDIX A-2 UNIQUE VENDOR TOOLING [***] Agreement No.: GEE23-006 16(16) APPENDIX B FORM OF TOOLING AND EQUIPMENT USER RIGHT AGREEMENT GEE23-006 APPENDIX B TOOLING AND EQUIPMENT USER RIGHT AGREEMENT dated December 8, 2023 Chengdu Jisu New Energy Vehicle Co., Ltd Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd, Reg. No. and Polestar Automotive China Distribution Co. Ltd Regarding use of Tooling and equipment GEE23-006 APPENDIX B TABLE OF CONTENTS 1. DEFINITIONS ......................................................................................................................... 3 2. SCOPE ..................................................................................................................................... 5 3. RIGHT TO USE TOOLING AND EQUIPMENT .................................................................. 5 4. FEE AND PAYMENT TERMS .............................................................................................. 5 5. WARRANTIES ....................................................................................................................... 6 6. INTELLECTUAL PROPERTY............................................................................................... 7 7. LIMITATION OF LIABILITY ............................................................................................... 8 8. GOVERNANCE AND CHANGE MANAGEMENT ............................................................. 8 9. CONFIDENTIALITY .............................................................................................................. 9 10. TERM AND TERMINATION .............................................................................................. 10 11. MISCELLANEOUS .............................................................................................................. 11 12. GOVERNING LAW .............................................................................................................. 13 13. DISPUTE RESOLUTION ..................................................................................................... 13 LIST OF APPENDICES A. Tooling and Equipment Specification B. Fee This TOOLING AND EQUIPMENT USER RIGHT AGREEMENT is dated December 8 2023 and made between: (1) Chengdu Jisu New Energy Vehicle Co., Ltd., Reg. No. 91510112MA7FJ70M66, a limited liability company incorporated under the laws of People’s Republic of China, having its registered office in Hangzhou (“Owner”); (2) Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd, Reg. No., Reg. No. 91510112562005858U, a limited liability company incorporated under the laws of People’s Republic of China, having its registered office in Chengdu (“User”); and (3) Polestar Automotive China Distribution Co. Ltd., Reg. No. 91510112MA6D05KT88, a limited liability company incorporated under the laws of People’s Republic of China, having its registered office at Room 404 L4, No. 325 South Rd., Economic-Technology Development (Longquanyi) Dist., Chengdu, Sichuan, PR China (“Polestar”), Each of the Owner, the User and Polestar is hereinafter referred to as a “Party” and, jointly, as the “Parties”.

GEE23-006 APPENDIX B BACKGROUND A. The User will manufacture the [***] vehicle for Polestar (or its Affiliates). The manufacturing of the [***]vehicle requires certain tooling and equipment, including the tooling and equipment that is further described in Appendix A Tooling And Equipment Specification, the ownership of which has been or shall be transferred from Polestar to the Owner according to the agreement between Polestar and the Owner. B. The Owner is or will be the exclusive owner of the relevant Tooling And Equipment (as defined in Section 1 below) and the User wishes to have such Tooling And Equipment used in the production of the [***]vehicle. For efficiency reasons, the Parties have now agreed that User shall be entitled to use the Tooling And Equipment and that the User accordingly shall compensate the Owner for its right to use the Tooling And Equipment. C. In the light of the foregoing, the Parties have executed this Agreement (as defined in Section 1 below). 1. DEFINITIONS For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. Capitalised terms in this Agreement are defined in the way described below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. “Affiliate” means (i) for User, any other legal entity that directly or indirectly is controlled by Volvo Car Corporation, (ii) for Owner, any other legal entity that, directly or indirectly, is controlled by or is under common control of the Owner, but excluding the User and its Affiliates and Polestar and its Affiliates for the purpose of this Agreement, and (iii) for Polestar, any other legal entity that directly or indirectly is controlled by Polestar Automotive Holding UK PLC, “control” for this purpose means ownership or control of (i) at least fifty per cent (50%) of the voting stock, partnership interest or other ownership interest or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. The Parties, however, agree to renegotiate this definition of "Affiliates" in good faith if it in the future does not reflect the Parties' intention at the time of signing this Agreement due to a restructuring or reorganization in relation to either of the Parties. “Agreement” means this Tooling and Equipment User Right Agreement including the Appendices as amended and agreed from time to time. “Appendix” means all appendices to this Agreement. “Tooling And Equipment” means [***]vehicle related unique tooling and equipment further specified in Appendix A as amended from time to time by the Parties, which is or will be owned by the Owner and is or will be stored at the User’s or the Vendor’s site and used by the User for the production of the [***]vehicle and components thereof. “Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to the existence, content and subject matter of this Agreement , information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any such specifications), targets, test GEE23-006 APPENDIX B plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement, whether the information is marked “Confidential” or not. “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. “Effective Date” shall have the meaning ascribed to it in Section 10.1 “Fee” shall have the meaning ascribed to it in Section 4.1.1. “Force Majeure Event” shall have the meaning ascribed to it in Section 11.1.1. “Intellectual Property Rights” means any and all intellectual property rights, including but not limited to patents, patent applications, Trademarks, software, designs, utility models, copyrights, database rights, ideas, concepts, techniques, inventions, technologies, tools, processes and methodologies, know-how and trade secrets and any similar rights in any jurisdiction, regardless of whether registered or not, and all rights under licenses or otherwise in relation to any of the foregoing. “User” shall have the meaning ascribed to it in the beginning of this Agreement. “User Group” means User and its Affiliates. “Owner” shall have the meaning ascribed to it in the beginning of this Agreement. “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. “Steering Committee” means the first level of governance forum established by User and Polestar for handling the cooperation between them in respect of various matters. “Strategic Board” means the highest level of governance forum established by the User and Polestar for handling the cooperation between them in respect of various matters which regarding cooperation between User and Polestar is the so-called Volvo Polestar Executive Meeting. “Term” shall have the meaning ascribed to it in Section 10.1. “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Agreement. “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against third parties. “Vendor” means the Third Party supplier of the Tooling And Equipment to Polestar or its Affiliates. GEE23-006 APPENDIX B 2. SCOPE 2.1 By entering into this Agreement, the Parties initiate a co-operation, where the User will be given a right to use the Tooling And Equipment, subject inter alia to the User compensating Owner for such use, under the terms and conditions of this Agreement. 2.2 This Agreement sets out the terms and conditions that shall apply to the User’s use of the Tooling And Equipment for the sole purpose of manufacturing [***]vehicle for Polestar. 3. RIGHT TO USE TOOLING AND EQUIPMENT 3.1 Subject to Section 3.2, the Tooling And Equipment shall at all times be owned by Owner. By this Agreement, the Owner grants to User a right to use the Tooling And Equipment during the Term of this Agreement for the sole purpose of [***]vehicle related production. User undertakes not to use the Tooling And Equipment for any other purpose other than as stated herein. 3.2 The Parties acknowledge that the complete ownership of the Tooling And Equipment may not have been fully transferred to the Owner as of the Effective Date of this Agreement due to practicalities, and in the meantime such transfer shall be conducted in the most efficient and timely manner. Polestar shall during this interim period, grant the User the right to use such Tooling And Equipment owned by Polestar for the purpose of this Agreement until the ownership thereof is transferred to the Owner. 3.3 User has no right to ask the Vendor for any changes to or modifications of the Tooling And Equipment, nor ask the Vendor for any repairs or other work on the Tooling And Equipment, without Polestar’s prior written consent. 3.4 The Tooling And Equipment is located at User’s or Vendor’s premises on behalf of the Owner. The Owner, User and Polestar have no responsibility for the premises in which the Tooling And Equipment is located, except for the Tooling And Equipment located in User’s plant for which User shall be responsible. The Tooling And Equipment may not be relocated without Polestar’s prior written consent. The Owner and Polestar shall take all reasonable steps to ensure the Vendor lets the User benefit from its right to use the Tooling And Equipment through the Vendor. If the Owner and Polestar have taken such reasonable steps, the Owner, User and Polestar shall not be responsible in the event the Vendor does not let the User benefit from its right to make use of the Tooling And Equipment through the Vendor. 3.5 The right to use the Tooling And Equipment is further subject to the payment obligations set forth in Section 4 below. If the User is in delay with its payment more than [***]from date of invoice, the Owner, after consultation and agreement with Polestar, is entitled to temporarily cease the User’s right to use the Tooling And Equipment. 4. FEE AND PAYMENT TERMS 4.1 Fee 4.1.1 In consideration of User’s use of the Tooling And Equipment hereunder, the User agrees to pay the Fee to the Owner, calculated based on the depreciations of the Owner´s acquisition value of the Tooling And Equipment hereunder, and as further detailed in Appendix B, Fee as amended and updated, (the “Fee”). GEE23-006 APPENDIX B 4.2 Payment Terms 4.2.1 The Fee shall be paid by the User to the Owner in accordance with the payment terms in this section 4.2. The Fee shall be invoiced and paid in CNY. 4.2.2 Any amount invoiced by Owner to User shall be paid within [***]days from date of invoice. 4.2.3 The Fee shall be invoiced quarterly at the end of each quarter, e.g. in April for the period January-March and in July for the period April-June. The invoices shall include a detailed specification on what is charged. Polestar shall provide reasonable assistance to the Owner in preparing such invoice. 4.2.4 All amounts referred to in this Agreement are exclusive of VAT and other taxes. The quarterly invoices issued by Owner shall include VAT and relevant surcharges. The User shall bear the VAT and surcharges that are applicable according to local tax regulations. 4.2.5 Payment made later than the due date shall automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the annual interest rate of [***]. 5. WARRANTIES 5.1 Each Party warrants and represents to the other Parties that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 5.2 The Parties acknowledge that the Tooling And Equipment are provided on an “as is” basis without any warranties or representations of any kind, whether implied or express. Owner and Polestar take no responsibility and expressly disclaim any and all liability and claims of any kind in case of errors or defects in the Tooling And Equipment as well as any damage caused as a result of or in relation to the User’s use/misuse of the Tooling And Equipment (as well as User’s indirect use of the Tooling through e.g. the Vendor’s care). 5.3 Polestar hereby warrants to accommodate any changes or modifications of the Tooling And Equipment as agreed between Owner, User and Polestar and to grant to User the rights to use such changes or modifications during the lifetime of the [***]vehicle.

GEE23-006 APPENDIX B 6. INTELLECTUAL PROPERTY 6.1 Ownership and license grant 6.1.1 The Parties agree that any and all Intellectual Property Rights in and to the Tooling And Equipment shall at all times be and remain fully vested with Polestar. Subject to Section 6.3, Polestar however grants User a non-exclusive, non-assignable, sub-licensable (however only to User’s Affiliates, unless otherwise agreed upon by Polestar and the User), and limited license to any Intellectual Property Rights in and to the Tooling And Equipment, to the extent necessary for User to utilize the Tooling And Equipment as contemplated herein, for the Term of this Agreement. 6.1.2 Nothing in this Agreement shall be deemed an assignment of ownership of any Intellectual Property Rights, including in the Tooling And Equipment, from Polestar to the User, except if and to the extent expressly set out herein. 6.1.3 In the event any new Intellectual Property Rights in and to the Tooling And Equipment are created (including in relation to changes during maintenance of the Tooling And Equipment) under this Agreement, the Parties agree that Polestar shall be the exclusive owner of such Intellectual Property Rights including all modifications, amendments and developments thereof. Hence all such Intellectual Property Rights shall automatically and immediately upon their creation stay with and/or be transferred to Polestar. Polestar shall further have the right to transfer, sublicense, modify and otherwise freely dispose of such Intellectual Property Rights. 6.2 Volvo brand name 6.2.1 This Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products. 6.2.2 This Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 6.3 Polestar brand name 6.3.1 For sake of clarity, this Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind. 6.3.2 This Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. GEE23-006 APPENDIX B 6.4 Geely brand name 6.4.1 For sake of clarity, This Agreement does not include any right to use the “Geely” brand name or Trademarks or any other Trademarks owned by the Owner or its Affiliates (together “Owner Group Trademarks”), or refer to any of such brand name and Trademarks in communications or official documents of whatever kind. 6.4.2 This means that this Agreement does not include any rights to directly or indirectly use the “Geely” brand name or Owner Group Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 7. LIMITATION OF LIABILITY 7.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement. 7.2 Each Party’s aggregate liability for any damage arising out of or in connection with this Agreement shall be limited to [***]value of the Tooling And Equipment for which the right to use is provided under this Agreement. 7.3 The limitations of liability set out in this Section 7 shall not apply in respect of; (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence, (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 9 below, or (d) damage arising out of an infringement, alleged infringement, of the other Party’s or any third party’s Intellectual Property. 8. GOVERNANCE AND CHANGE MANAGEMENT 8.1 Governance 8.1.1 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement as well as issues and/or disputes arising under this Agreement. 8.1.2 The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, User or Polestar shall be entitled to escalate such issue to the Steering Committee. 8.1.3 If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision. 8.1.4 The Owner acknowledges that it is not directly part of the Steering Committee and the Strategic Board and agrees that Polestar, on behalf of the Owner, will handle any potential escalation. The Owner shall abide by the governance under this Section 8.1 given the nature of the cooperation under this Agreement. GEE23-006 APPENDIX B 8.2 Changes 8.2.1 During the term of this Agreement, the User can request changes to the Tooling And Equipment Specification, which shall be handled in accordance with the governance procedure set forth in Section 8.1 above. Polestar and the User agree to act in good faith to address and respond to any change request within a reasonable period of time. 8.2.2 The Parties acknowledge that the Owner or Polestar will not make any changes in accordance with such change request until agreed in writing between Polestar and the User. For the avoidance of any doubt, until there is agreement about the requested change, the existing Tooling And Equipment Specification shall be valid. 8.2.3 The Owner grants to User the right to use changes and modifications to the existing Tooling and Equipment Specification as agreed between the User and Polestar in accordance with Section 3. 9. CONFIDENTIALITY 9.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 9.2 All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party shall keep in confidence any Confidential Information obtained in relation to this Agreement and shall not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 9.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own, officers, employees, consultants or sub-contractors or Affiliates with a need to know as to enable such personnel to perform their duties hereunder. This provision shall not apply to Confidential Information which the Receiving Party can demonstrate: (a) was in the public domain other than by breach of this undertaking, or by breach of another confidentiality undertaking, at the time such information is disclosed by the Disclosing Party; (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is lawfully obtained from a Third Party who is free to divulge the same provided such Third Party is not under any obligation to keep such information confidential; (d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; or (e) is developed or created by one Party independently of the others, without any part thereof having been developed or created with assistance or information received from the other Party. 9.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters GEE23-006 APPENDIX B into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 9. 9.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential” does not disqualify the disclosed information from being classified as Confidential Information. 9.5 If any Party violates any of its obligations described in this Section 9, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 13.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 9.6 This Section 9 shall survive the expiration or termination of this Agreement without limitation in time. 10. TERM AND TERMINATION 10.1 This Agreement shall become effective when signed by duly authorised signatories of each Party (the “Effective Date”) and shall remain in force until terminated in accordance with what is set out below in this Section 10 (the “Term”). 10.2 This Agreement may be terminated, in whole or in part (including for the avoidance of doubt any of its Appendices), with immediate effect: (a) by either Party if the other Party is in material breach of any of its obligations under this Agreement and such breach (if remediable) is not remedied within thirty (30) days of written notice thereof; (b) by either Party if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors; or (c) by either Party if the asset transfer agreement regarding the Tooling And Equipment between the Owner and Polestar is terminated, and in such case Polestar and User shall with immediate effect enter into a separate agreement based on the general purposes and principles outlined in this Agreement for the purpose of granting User a right to use the Tooling And Equipment for the [***]vehicle related production in order to ensure that User can uphold [***]vehicle related production. If Polestar fails to provide User, directly or indirectly through other companies, with a right to use the Tooling and Equipment for the [***]vehicle related production, User shall not be liable for delayed or stopped [***]vehicle related production; or (d) by either Polestar or the User or their respective Affiliates acting as a non- defaulting party, in the event of termination of the manufacturing agreement for [***]vehicle or any related material project contract due to a material breach or any insolvency or bankruptcy event of either Polestar or the User or their

GEE23-006 APPENDIX B respective Affiliates in accordance with the terms and conditions therein, provided that such terminating Party can reasonably demonstrate that the subject matters or primary purpose of this Agreement have been significantly and adversely affected by the termination thereof. 10.3 For the avoidance of doubt, if this Agreement has expired or has been terminated in accordance with this Section 10, then all Appendices to this Agreement shall automatically and immediately terminate. 11. MISCELLANEOUS 11.1 Force majeure 11.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes (whether involving its own workforce or a Third Party's), failure of general energy sources delivering energy to the plant, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions. 11.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 11.2 Notices 11.2.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, facsimile, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery; (b) if sent by facsimile or email transmission, at the time and on the date indicated on a confirmation of successful transmission page relating to such facsimile transmission or at the time and date indicated on a response confirming such successful email transmission; (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; GEE23-006 APPENDIX B in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. 11.2.2 All such notices, demands, requests and other communications shall be sent to following addresses: To Owner: Chengdu Jisu New Energy Vehicle Co., Ltd. Attention: [***] 1760’s Jiangling Rd, Binjiang district,Hangzhou,Zhejiang province,China. Email: [***] To User: Zhongjia Automobile Manufacturing (Chengdu) CO. LTD Attention: [***] Email: [***] With a copy not constituting notice to: Zhongjia Automobile Manufacturing (Chengdu) CO. LTD Attention: [***] [***] To Polestar: Polestar Automotive China Distribution Co. Ltd Attention: [***] Email: [***] With a copy not constituting notice to: Polestar Automotive China Distribution Co. Ltd Attention: [***] Email: [***] 11.3 Assignment Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Parties’ prior written consent. 11.4 Waiver Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. GEE23-006 APPENDIX B 11.5 Severability In the event that any provision of this Agreement conflicts with applicable law or if any such provision is held invalid by an arbitrator or a competent court, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of the Agreement shall at all times remain in full force and effect. 11.6 Entire Agreement All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement. 11.7 Amendments Any amendment or addition to this Agreement shall not be legally valid unless made in writing and signed by all the Parties. 11.8 Survival If this Agreement is terminated or expires pursuant to Section 10 above, Section 4.2.5 (late payment interest), Section 9 (Confidentiality), Section 12 (Governing Law), Section 13 (Dispute resolution) as well as this Section 11.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. 12. GOVERNING LAW 12.1 This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of People’s Republic of China without giving regard to its conflict of laws principles. 13. DISPUTE RESOLUTION 13.1 Escalation principles 13.1.1 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. 13.1.2 The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. GEE23-006 APPENDIX B 13.1.3 If the Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice served pursuant to Section 18.1.1 above, such deadlock will be referred to the Strategic Board for decision. Should the matter not have been resolved by the Strategic Board within thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 13.2 below. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board immediately and Section 13.1.2 above shall not apply. 13.1.4 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 9 above. 13.1.5 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 13.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 13.2 Arbitration 13.2.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be submitted to the China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English. 13.2.2 Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under the Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. 13.2.3 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. 13.2.4 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. [Signature page follows]

GEE23-006 APPENDIX B IN WITNESS WHEREOF, this Agreement has been signed in three (3) originals on the date first stated above, of which the Parties have received one (1) each. Date: Date: Chengdu Jisu New Energy Vehicle Co., Ltd Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd ________________________ _______________________ Printed name: Printed name: Title: Title: ________________________ _______________________ Printed name: Printed name: Title: Title: Date: Date: Polestar Automotive China Distribution Co. Ltd ________________________ Printed name: Title: ________________________ Printed name: Title: Date: GEE23-006 APPENDIX B APPENDIX A TOOLING AND EQUIPMENT SPECIFICATION GEE23-006 APPENDIX B APPENDIX B FEE The Fee is based on the depreciation cost for the Tooling And Equipment over the life time of the [***]vehicle, [***]. It is calculated based on the total acquisition value of the Tooling And Equipment per Appendix A, which can be amended based on changes or modifications of the tooling over time, divided by the depreciation time of seven years as follows: [***] The Parties recognize that the yearly Fee set out in the table above are estimates and that the Fee payable by User under this Agreement will be based on the actual depreciation cost for the Tooling And Equipment. Owner shall no later than in December each year provide User with the updated information on the estimated Fee payable for the coming calendar year. Further, the Owner shall during the calendar year on a quarterly basis keep User informed about any changes in the estimated Fee. At the end of the Calendar year the Owner will make a reconciliation between the Fee invoiced during the calendar year and the actual depreciation cost for the Tooling And Equipment for that calendar year and any difference (surplus or deficit) will be carried forward and be included in the Fee for the next calendar year. If there at the end of production is a surplus or deficit such difference should be paid/repaid as a lump-sum. The Fee will be free from any mark-up or interest from the Owner to the User.